UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 15, 2020

CANTEL MEDICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31337	22-1760285
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification Number)

150 Clove Road, Little Falls, New Jersey	07424
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 890-7220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CMD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 15, 2020, Cantel Medical Corp., a Delaware corporation (the “Company”), closed its previously announced issuance and sale of $140 million aggregate principal amount of the Company’s 3.25% Convertible Senior Notes due 2025 (the “Notes”). The estimated net proceeds from the offering were approximately $135.8 million, after deducting the initial purchasers’ discount and before the cost of the offering expenses payable by the Company.

The Notes are governed by the terms of an indenture, dated as of May 15, 2020 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes are unsecured, unsubordinated obligations of the Company. The Notes bear interest at a rate of 3.25% per annum, payable semi-annually in arrears on each May 15 and November 15, commencing on November 15, 2020. The Notes will mature on May 15, 2025, unless earlier converted, redeemed or repurchased. The Notes will be convertible at an initial conversion rate of 24.0912 shares of common stock of the Company, par value $0.10 per share (the “Common Stock”), per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $41.51 per share of Common Stock, which represents a premium of approximately 30% to the last reported sale price per share of Common Stock of $31.93 on May 12, 2020). The conversion rate is subject to adjustment from time to time upon the occurrence of certain events, including, but not limited to, the issuance of stock dividends and payment of cash dividends. At any time prior to the close of business on the business day immediately preceding February 15, 2025, holders may convert their Notes at their option only under the following circumstances:

•     during any calendar quarter commencing after the calendar quarter ending on June 30, 2020 (and only during such calendar quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is equal to or greater than 130% of the conversion price then in effect on each applicable trading day;

•     during the five business day period immediately after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on such trading day;

•      if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on the business day immediately prior to the redemption date, but only with respect to the Notes called for redemption; or

•      upon the occurrence of specified corporate events.

Irrespective of the foregoing conditions, holders may convert their Notes on or after February 15, 2025 and prior to the close of business on the second scheduled trading day immediately preceding the maturity date. If a make-whole fundamental change (as described in the Indenture) occurs, or if the Company calls the Notes for redemption, and a holder elects to convert its Notes in connection with such make-whole fundamental change or during the related redemption period, as the case may be, such holder may be entitled to an increase in the conversion rate in certain circumstances as described in the Indenture. Upon conversion, the Company will satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election.

The Notes will not be redeemable by the Company prior to May 17, 2023. On or after May 17, 2023, if the last reported sale price per share of Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption, the Company may redeem for cash all or part of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, except as otherwise described in the Indenture.

No “sinking fund” is provided for the Notes. If the Company undergoes a fundamental change at any time prior to the maturity of the Notes, subject to certain conditions set forth in the Indenture, holders of the Notes will have the right, at their option, to require the Company to repurchase for cash all or a part of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date, except as otherwise described in the Indenture.

The Indenture does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by the Company or any of its subsidiaries. The Indenture contains customary terms and covenants and events of default. If an event of default (other than certain events of bankruptcy, insolvency or reorganization involving the Company) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare 100% of the principal of, and accrued and unpaid interest on, all the Notes to be due and payable. Upon any such declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. Upon the occurrence of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest, if any, on all of the Notes will become due and payable automatically.

Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture shall, for the first 360 days after the occurrence of such an event of default, consist exclusively of the right of holders to receive additional interest on the Notes.

The above description of the Indenture and the Notes is a summary only and is qualified in its entirety by reference to the Indenture (and the Form of Global Note included therein), which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

As described in Item 1.01 of this Current Report on Form 8-K, the Company issued $140 million aggregate principal amount of Notes to the initial purchasers on May 15, 2020 in a private placement pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The Company offered and sold the Notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The initial purchasers are initially offering the Notes only to persons reasonably believed to be “qualified institutional buyers” pursuant to an exemption from registration provided by Rule 144A under the Securities Act. The Company relied on this exemption from registration based in part on representations made by the initial purchasers. The Notes and Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit 4.1	Indenture, dated as of May 15, 2020, between Cantel Medical Corp. and Wells Fargo Bank, National Association, as Trustee

Exhibit 4.2	Form of 3.25% Convertible Senior Notes due 2025 (included in Exhibit 4.1)

Exhibit 104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANTEL MEDICAL CORP.

By:	/s/ Shaun M. Blakeman
Shaun M. Blakeman
Chief Financial Officer

Dated: May 15, 2020